TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES


                                    CONTENTS

                                                                            PAGE

    Independent Auditor's Report                                             F-1

    Consolidated Financial Statements:

           Balance Sheets as of June 30, 2002 and 2001                       F-2

           Statements of Operations for the Years Ended
                 June 30, 2002, 2001 and 2000                                F-3

           Statements of Stockholders' Equity (Deficit) for the
                Years ended June 30, 2002, 2001 and 2000                     F-4


           Statements of Cash Flows for the Years Ended
                 June 30, 2002, 2001 and 2000                                F-5

           Notes to Financial Statements                             F-6 to F-23

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders
Tengtu International Corp.

We have audited the accompanying consolidated balance sheets of Tengtu International Corp. and its subsidiaries as of June 30, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three fiscal years in the period ended June 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tengtu International Corp. and its subsidiaries as of June 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 2002 in conformity with accounting principles generally accepted in the United States of America.




                                                 Moore Stephens, P.C.
                                                 Certified Public Accountants

New York, New York August 16, 2002, except for Note 18, as to which the date is October 2, 2002




                   TENGTU INTERNATIONAL CORP. AND SUBSIIARIES
                           CONSOLIDATED BALANCE SHEETS
                                                                        JUNE 30,
                                                                     --------
                                                                             RESTATED
                                     ASSETS
CURRENT ASSETS                                                2002             2001
                                                              -----            ----
 Cash and cash equivalents                               $    914,838    $  1,026,400
 Accounts receivable, net
                                                                 --            16,578
 Due from related party                                     2,579,157       6,330,461
 Prepaid expenses                                           1,016,958         500,082
 Inventories
                                                                 --             2,452

 Other receivables                                             22,197          74,037
                                                         ----------------------------
  Total Current Assets                                      4,533,150       7,950,010
                                                         ----------------------------
PROPERTY AND EQUIPMENT, net                                   222,460         711,385
                                                         ----------------------------

OTHER ASSETS

    Due from Related Party                                 14,497,209            --

 Notes receivable                                              11,881          71,940

 Long-term Investment                                       4,469,600            --
 License fees
                                                                 --           100,000

 Restricted Cash                                            4,000,000            --
                                                         ----------------------------
                                                           22,978,690         171,940
                                                         ----------------------------
TOTAL ASSETS                                             $ 27,734,300    $  8,833,335
                                                         ============================

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts payable                                        $  1,092,231    $    959,022
 Accrued expenses                                             301,127         380,684
 Due to related party consultants                           2,012,522       1,625,026

 Short-term loan                                            1,883,428          94,150
 Other liabilities                                            434,644         451,299
                                                         ----------------------------
  Total Current Liabilities                                 5,723,952       3,510,181
                                                         ----------------------------

OTHER LIABILITIES
 Long-term debt                                             3,744,800         255,297
 Convertible debentures, net of discount                    1,360,585       1,274,030
                                                         ----------------------------
                                                            5,105,385       1,529,327
                                                         ----------------------------

COMMITMENTS [Note 8]

STOCKHOLDERS' EQUITY
 Preferred stock, par value $.01 per share; authorized
  10,000,000 shares; issued -0- shares
                                                                 --             --
 Common stock par value $.01 per share; authorized
  100,000,000 shares; issued and outstanding
  54,123,189 shares (2001 -- 45,089,673)                      541,232         450,897
 Additional paid in capital                                30,281,736      18,832,469
 Accumulated deficit                                      (13,899,433)    (15,477,541)
 Accumulated other comprehensive income (loss):
  Cumulative translation adjustment                           (17,788)        (11,214)
                                                         ----------------------------
                                                           16,905,747       3,794,611
Less: Treasury stock, at cost, 78,420 common shares
                                                                 (784)           (784)
                                                         ----------------------------
  Total Stockholders' Equity                               16,904,963       3,793,827
                                                         ----------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $ 27,734,300    $  8,833,335
                                                         ============================

              The accompanying notes are an integral part of these
                       consolidated financial statements.




                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE YEAR ENDED JUNE 30,

                                                       2002             2001           2000
                                                       ----             ----           ----
                                                                        RESTATED

SALES                                             $ 14,255,417    $  5,566,039    $    358,026
COST OF SALES                                        5,042,285       3,155,843         506,864
                                                  --------------------------------------------
                                                     9,213,132       2,410,196        (148,838)
                                                  --------------------------------------------

OPERATING EXPENSES
 Research and development                              971,111            --              --
 General and administrative                          2,511,430       2,014,899       1,537,833
 Related party consultants                             865,202         829,772       1,492,813
 Collection Provision                                  444,031         163,684          (8,984)
 Advertising                                            31,885          39,406          28,991
 Selling                                             1,837,924         602,132          74,819
 Depreciation                                           81,741          55,910          58,698
                                                  --------------------------------------------
                                                     6,743,324       3,705,803       3,184,170
                                                  --------------------------------------------
OPERATING INCOME                                     2,469,808      (1,295,607)     (3,333,008)
                                                  --------------------------------------------


OTHER INCOME (EXPENSE)
 Equity earnings (loss) in investee                       --           219,488         (80,147)
 Interest income                                         3,871          13,100          22,641
 Interest expense                                     (254,029)       (176,111)     (1,311,373)
 Other income                                        2,045,902         947,692           2,240
 Other expense                                        (263,352)         (1,731)        (29,837)
                                                  --------------------------------------------
                                                     1,532,392       1,002,438      (1,396,476)
                                                  --------------------------------------------
INCOME (LOSS) BEFORE MINORITY INTERESTS              4,002,200        (293,169)     (4,729,484)
MINORITY INTERESTS IN SUBSIDIARYS'-INCOME(LOSS)      2,424,092            --           (28,200)
                                                  --------------------------------------------
NET INCOME (LOSS)                                 $  1,578,108    $   (293,169)   $ (4,701,284)
                                                  ============================================



WEIGHTED AVERAGE NUMBER OF SHARES:
Basic                                               49,880,494      24,977,353      20,863,271
Common stock equivalents                             2,685,171                   --
                                                  --------------------------------------------
Diluted                                             52,565,665      24,977,353      20,863,271
                                                  ============================================

EARNINGS (LOSS) PER COMMON SHARE:
Basic                                             $      0.032    $     (0.012)   $     (0.225)
Diluted                                           $      0.030    $     (0.012)   $     (0.225)


              The accompanying notes are an integral part of these
                       consolidated financial statements.


                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
            FOR THE YEARS ENDED JUNE 30, 2002, 2001 (RESTATED), 2000


                                                                                                                       ACCUMULATED
                                               COMMON STOCK            ADDITIONAL                                         OTHER
                                               ------------             PAID-IN    COMPREHENSIVE    ACCUMULATED       COMPREHENSIVE
                                         SHARES           AMOUNT        CAPITAL    INCOME (LOSS)      DEFICIT         INCOME (LOSS)
                                         ------           ------        -------    -------------      -------         -------------

Balance - June 30, 1999                19,477,607        194,777      9,402,909                     (10,483,087)        (6,752)


Issuance of common
  stock for cash
                                          963,000          9,630        166,095           --             --             --
Issuance of common stock
  for promissory notes                    330,000          3,300         68,640           --             --             --
Issuance of common stock
  for services                          3,120,000         31,200        733,800           --             --             --

Amortization of deferred
 compensation related to
 stock options and common
  stock for services                         --             --             --             --             --             --
Issuance of common stock
 options for services - at
  fair value                                 --             --             --             --             --             --

Paid-in capital related to
  convertible debenture                      --             --        1,153,846           --             --             --
Paid-in capital related to
 detachable warrant -
  debenture                                  --             --          346,154           --             --             --
Other Comprehensive Income:
  Foreign currency adjustment                --             --             --              536           --              536

Comprehensive Income:
  Net loss                                   --             --             --       (4,701,285)      (4,701,285)        --
                                                                                   -----------

Comprehensive Income                                                                (4,700,749)
                                       ----------    -----------     ----------    ===========      -----------        -------
Balance - June 30, 2000                23,890,607        238,907     11,871,444                     (15,184,372)        (6,216)
                                       ==========    ===========     ==========                     ===========        =======



Issuance of common stock
  for services                            636,871          6,369        140,144           --             --             --

 Loan conversion                        7,301,526         73,015      2,139,400           --             --             --



Issuance of common stock for cash      13,260,669        132,606      3,845,592           --             --             --

Paid-in capital related to
  granted options & services                 --             --          214,908           --             --             --

Common Shares
  To be issued for interest expense          --             --           56,515           --             --             --

Paid-in capital related to
  warrants issued                            --             --          564,466           --             --             --
Other Comprehensive Income:
  Foreign currency adjustment                --             --             --           (4,998)          --             (4,998)

Comprehensive Income:
  Net Income                                 --             --             --         (293,169)        (293,169)        --
                                                                                   -----------
Comprehensive Income                                                                  (298,167)

                                       ----------    -----------     ----------    ===========    -----------          -------
Balance - June 30, 2001                45,089,673        450,897     18,832,469                   (15,477,541)         (11,214)
                                       ==========    ===========     ==========                   ===========          =======


Issuance of common stock
  for services                            360,008          3,600        300,058           --             --             --

Loan conversion                            43,011            430         21,075           --             --             --

Issuance of common stock
  for financing and
  interest expenses                       495,000          4,950        242,550


Issuance of common stock for cash,
  net of financing expenses             8,060,497         80,605      7,751,995           --             --             --

Issuance of common stock
  for options                              75,000            750         18,000           --             --             --

Common Shares
  To be issued for
  cash & options                             --             --        3,058,482           --             --             --

Paid-in capital related
  to service                                 --             --           57,107

  Foreign currency adjustment                --             --             --           10,781           --             (6,574)

Comprehensive Income:
  Net loss                                   --             --             --        1,578,108        1,578,108         --
                                                                                   -----------
Comprehensive Income                                                                 1,588,889
                                       ----------    -----------     ----------    ===========      -----------        -------

Balance - June 30, 2002                54,123,189        541,232     30,281,736                     (13,899,433)       (17,788)
                                       ==========    ===========     ==========                     ===========        =======












                                        TREASURY     UNAMORTIZED
                                          STOCK       DEFERRED     STOCKHOLDERS'
                                         AT COST    COMPENSATION      EQUITY
                                                                     (DEFICIT)
                                         -------    ------------    -----------


Balance - June 30, 1999                     (784)       (182,813)    (1,075,750)


Issuance of common
  stock for cash
                                             --             --          175,725
Issuance of common stock
  for promissory notes                       --             --           71,940
Issuance of common stock
  or services                                --             --          765,000

Amortization of deferred
 compensation related to
 stock options and common
  stock for services                         --          182,813        182,813
Issuance of common stock
 options for services - at
  fair value                                 --             --             --

Paid-in capital related to
  convertible debenture                      --             --        1,153,846
Paid-in capital related to
 detachable warrant -
  debenture                                  --             --          346,154
Other Comprehensive Income:
  Foreign currency adjustment                --             --              536

Comprehensive Income:
  Net loss                                   --             --       (4,701,285)

Comprehensive Income

                                         -------        --------     ----------

Balance - June 30, 2000                     (784)           --       (3,081,021)

                                         =======        ========     ===========

Issuance of common stock
  for services                               --             --          146,513

 Loan conversion                             --             --        2,212,415


Issuance of common stock for cash            --             --        3,978,198

Paid-in capital related to
  granted options & services                 --             --          214,908

Common Shares
  To be issued for interest expense          --             --           56,515

Paid-in capital related to
  warrants issued                            --             --          564,466
Other Comprehensive Income:
  Foreign currency adjustment                --             --           (4,998)

Comprehensive Income:
  Net Income                                 --             --         (293,169)

Comprehensive Income
                                         -------        --------     ----------
Balance - June 30, 2001                     (784)           --        3,793,827
                                         =======        ========     ==========

Issuance of common stock
  for services                               --             --          303,658

Loan conversion                              --             --           21,505

Issuance of common stock
  for financing and
  interest expenses                                                     247,500


Issuance of common stock for cash,
  net of financing expenses                  --             --        7,832,600

Issuance of common stock
  for options                                --             --           18,750

Common Shares
  To be issued for
  cash & options                             --             --        3,058,482

Paid-in capital related
  to service                                                             57,107

  Foreign currency adjustment                --             --           (6,574)

Comprehensive Income:
  Net loss                                   --             --        1,578,108


Comprehensive Income
                                         -------        --------     ----------

Balance - June 30, 2002                     (784)           --       16,904,963
                                         =======        ========     ==========



              The accompanying notes are an integral part of these
                       consolidated financial statements.





                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           FOR THE YEAR ENDED JUNE 30,

                                                                                            2002           2001             2000
                                                                                           -----           ----             ----
                                                                                                         RESTATED
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (loss)                                                                      $  1,578,108    $   (293,169)   $ (4,701,285)
Adjustments to reconcile net loss to net cash
 used by operating activities:
         Depreciation and amortization                                                      357,512         286,468         266,614
         Provision for (recovery of) bad debt                                                  --              --            (8,984)
         Loss on investment at equity                                                          --              --            80,147
         Noncash Gain on Loan forgiveness                                                  (236,559)           --              --
         Noncash financing expenses on shares issued                                        187,500          61,259            --
         Noncash compensation expense on equities issued for services                       331,115         926,587         947,813
         Noncash interest expense - convertible debenture                                    86,555          79,695       1,194,334
         Impaired Assets Write Off                                                          246,732            --              --
         Changes in operating assets and liabilities:
                    Decrease (Increase) in operating assets:
                               Accounts receivable                                           16,578          19,431          22,398
                               Due from related party                                    (6,155,603)     (6,160,337)        138,208
                               Prepaid expenses                                            (516,876)       (496,368)         26,188
                               Inventories                                                    2,452          15,619          16,377
                               Other receivables                                             73,757         (68,448)          7,757
                               Advance to director                                           60,059            --           (30,011)
                               Other assets                                                    --            30,454          28,390
                    Increase (Decrease) in operating liabilities:
                               Accounts payable                                             133,209        (731,636)         90,249
                               Accrued expenses                                              28,822         (38,476)         14,384
                               Due to related party consultants                             387,496         270,011         355,477
                               Other liabilities                                            (16,655)        131,252         366,267
                                                                                       ------------    ------------    ------------
                                           Net Cash Used by Operating Activities         (3,435,798)     (5,967,658)     (1,185,677)
                                                                                       ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
         Investing in Related Parties                                                    (4,590,302)           --              --
         Long-term Investment                                                            (4,469,600)           --              --
         Compensating deposit on bank loan                                               (4,000,000)           --              --
         Purchase of property and equipment                                                 (34,447)         (5,013)        (42,535)
                                                                                       ------------    ------------    ------------
                                           Net Cash Used by Investing Activities        (13,094,349)         (5,013)        (42,535)
                                                                                       ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
         Proceeds from Short-term loans                                                   1,883,428       2,107,000       1,858,064
         Proceeds from Long-term loans                                                    3,744,800            --              --
         Cash paid on short-term loan                                                       (94,150)           --              --
         Cash received for shares and options issued                                     10,891,082       3,978,200         175,725
                                                                                       ------------    ------------    ------------
                                           Net Cash Provided by Financing Activities     16,425,160       6,085,200       2,033,789
                                                                                       ------------    ------------    ------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                      (6,575)         (5,220)         (2,038)
                                                                                       ------------    ------------    ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                           (111,561)        107,308         803,539
                                                                                       ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, beginning of the period                                        1,026,400         919,091         115,552

CASH AND CASH EQUIVALENTS, end of the period                                           $    914,838    $  1,026,400    $    919,091
                                                                                       ============    ============    ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

1.         THE COMPANY

      Tengtu International Corp. (the "Company") was incorporated in Delaware on May 6, 1988 as Galway Capital Corporation for the purpose of seeking potential ventures. On May 24, 1996 the Company changed its name to Tengtu International Corp. The Company's main activities, which are carried out through its subsidiaries , are the development and marketing of e-educational system software and sourcing and distribution of e-education course content in China.

2.         SIGNIFICANT ACCOUNTING POLICIES

a)         Principles of Consolidation

           The consolidated financial statements include the accounts of the Company and subsidiaries over which it owns more than a 50% equity interest. Significant inter-company balances and transactions have been eliminated on consolidation.

           The Company contributed capital of $20,430,000 to a Chinese joint venture, Tengtu United China ("TUC"), in which the minority Chinese partner, Tengtu China, has a 43% interest. No portion of the $20,430,000 has been allocated to the minority as the joint venture agreement assigns all rights to that contribution to the Company. In accordance with Accounting Research Bulletin 51, the Company has charged to income the loss applicable to the minority interest that is in excess of the minority's interest in the equity capital of the joint venture, including any guarantees or commitments from minority shareholder for further capital contributions.

           In the case of TUC, the Company and the minority interest holder agreed that the contribution of software and hardware by the minority interest to the joint venture had no fair market value at the time of the contribution. The joint venture, therefore, assigned a $0 value to these assets. The minority also contributed a contract to TUC that gives the joint venture the right to provide the Chinese public school system with certain educational materials, including software and textbooks. A value of $0 was assigned to the contract by the joint venture, as it could not create a reliable model of revenue streams or cash flows associated with the contract at the time of the contribution.

b)         Use of Estimates

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at June 30, 2002 and 2001, and reported amounts of revenues and expenses during each of the three fiscal years ended June 30, 2002. Actual results could differ from those estimates.

c)         Revenue Recognition

           Revenue from the sale of hardware is recognized when the products are delivered to the customer. Revenue from the sale of software products, which do not require any significant production, modification or customization for the Company's targeted customers and do not have multiple elements, is recognized in accordance with paragraphs 7 and 8 of SOP 97-2. These paragraphs require four conditions to be present in order to recognize revenue: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the Company's fee is fixed and determinable and (4) collectibility is probable.

           Revenue from software license fees is recognized on a straight-line basis over the term of the license.

           Hardware and software are delivered to customers at or at approximately the same time. Software is generally installed within two weeks of delivery.

           The hardware sold includes personal desktop computers, printers, network servers, monitors, modems, hard drives and other storage media and cables. The Company's software cannot be installed until the hardware is delivered. Therefore, a delay in delivery of hardware will delay the recognition of software sales revenues.

d)         Long-lived Assets

           Long-lived assets are accounted for in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Statement requires that long-lived assets to be disposed of other than by sale be considered held and used until they are disposed of. SFAS No. 144 requires that long-lived assets to be disposed of by sale be measured at the lower of carrying amounts or fair value less cost to sell and to cease depreciation (amortization). SFAS No. 144 requires a probability-weighted cash flow estimation approach in situations where alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range of possible future cash flow amounts are estimated. Additionally, goodwill will no longer be required to be allocated to long-lived assets to be tested for impairment.

           Property and equipment are stated at cost. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the assets.

e)         Cash Equivalents

           The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company had no cash equivalents at June 30, 2002 and 2001.

f)         Income Taxes

           The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to determine deferred tax assets and liabilities. The deferred assets and liabilities are determined based upon the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are assumed to reverse.

           The Company files a consolidated return with its subsidiaries that are eligible to be consolidated. Separate provisions for income tax are calculated for subsidiaries that are not eligible for consolidation into the U.S. federal income tax return.

g)         Income/Loss per Share

           Income or loss per common and common equivalent share is computed based on the weighted average number of common shares outstanding. Due to the antidilutive effect of the assumed exercise of outstanding common stock equivalents at June 30, 2001 and 2000, loss per share does not give effect to the exercise of these common stock equivalents in that year, but they are dilutive for the year ended June 30, 2002.

h)         Advertising Expense

           The Company expenses advertising costs as incurred.

i)         Foreign Currency Transactions/Translation

           The functional currency of the Company's subsidiary and joint venture in China is the Chinese renminbi ("RMB"). The Company's Canadian subsidiary uses the Canadian dollar as its functional currency and its Hong Kong subsidiary used the Hong Kong dollar as its functional currency until the subsidiary was dissolved during the year ended June 30, 2002. Foreign currency transactions are translated into the functional currency at the exchange rate prevailing on the date of the transaction. Material gains and losses from foreign currency transactions are reflected in the financial period in which the exchange rate changes. Foreign transaction gains and losses in the functional currencies are immaterial. Transactions denominated in other than the functional currencies are insignificant and, therefore, foreign currency transaction gains and losses in non-functional currencies are also immaterial.

           Assets and liabilities of the financial statements of foreign subsidiaries and joint venture are translated into U.S. dollars utilizing the exchange rate at the balance sheet date, and revenues and expenses are translated using average exchange rates in effect during the year. Translation adjustments are accumulated and recorded as a separate component of stockholders' equity.

           The Chinese government imposes significant exchange restrictions on fund transfers out of China that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

j)         Accumulated Other Comprehensive Income

           Accumulated other comprehensive income represents the change in equity of the Company during the periods presented from foreign currency translation adjustments.

k)         Stock-based Compensation

           On July 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" for stock options and similar equity instruments (collectively, "options") issued to employees; however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issues to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

l)         Software Costs

           Software development costs are capitalized if they are incurred after technological feasibility has been established. Purchased software is capitalized if it has an alternative future use. Research and development costs for new products or enhancement of existing software and purchased software that do not meet these requirements are expensed as incurred. Capitalized costs are amortized under the straight-line method over the lesser of five years or the useful life of the related product.

m)         Long Term Investment

           Tengtu China is entering into a joint venture, the China Broadband Education Resource Center ("CBERC"), with a division of the Chinese Ministry of Education on behalf of TUC. CBERC is established for the transmission of various educational tools to individual schools for an annual fee. This joint venture is expected to be formed in October 2002.

           Tengtu China is also forming joint ventures with various Chinese Provinces on behalf of TUC. One of these has already been formed in Shaanxi and three others are in the process of being organized. Each of these joint ventures is a Local Broadband Education Resource Center ("LBERC"). They will connect to CBERC and will contain their own educational and other materials mandated by the Provinces. This content will also be transmitted to individual schools for an annual fee.


           The Company, through TUC, has advanced $4,469,600 for the formation of CBERC and the LBERCs. For CBERC and the Shaanxi LBERC, Tengtu China is the majority owner and it is anticipated that it will be the majority owner of every LBERC to be formed. Neither CBERC nor the Shaanxi LBERC had material operations during the year ended June 30, 2002, and the account balance represents the total funds advanced. The particular nature of the Company's investment in these joint ventures has not been determined. When that has been established, the Company will decide whether to consolidate the entities or treat them on the equity basis.

3.         PROPERTY AND EQUIPMENT

      Property and equipment is comprised as follows:
                                                                JUNE 30,
                                                           2002          2001
                                                         ----            ----
              Computer hardware                     $    59,778     $   134,075
              Computer software                               0           9,975
              Furniture and fixtures                      8,755          45,650
              Automobiles                               206,553         206,553
              Office equipment                           67,198         109,489
              Idle equipment                                  -          73,305
              Production equipment                    1,052,868       1,283,276
                                                      ---------       ---------
              Total at Cost                           1,395,152       1,862,323
              Less: accumulated depreciation         (1,172,692)     (1,150,938)
                                                    -----------     -----------
              Net Property and Equipment            $   222,460     $   711,385
                                                    ===========     ===========


      Depreciation charged to operations for the years ended June 30, 2002, 2001 and 2000 was $357,512, $261,471 and $266,614, respectively, of which
      $248,072, $192,342 and $207,916 was included in cost of sales for the years ended June 30, 2002, 2001 and 2000, respectively.

4.    LICENSE FEES

      On June 21, 2000, the Company entered into a license agreement with Netopia, Inc. The agreement grants the Company a fee-bearing, nonexclusive license right to promote and otherwise market Netopia's website product and service to the Company's customers. The cost of the agreement of $125,000 was to be amortized on a straight-line basis over five years. During the year ended June 30, 2002, this license was determined to have no remaining value, and the balance of the asset was amortized immediately. Amortization for the years ended June 30, 2002 and 2001 was $100,000 and $25,000, respectively. No amortization was recorded for the year ended June 30, 2000 due to the short amortization period of nine days.



5.    SHORT TERM DEBT

      On June 6, 2002 the Company received a bridge loan of $4,000,000 from Quest Ventures Ltd. The loan is due on November 30, 2002 and earns interest at 12% annually, compounded monthly. The loan is collateralized by a security interest in all of the Company's property and a pledge of 10,015,812 of the Company's common stock owned by Orion Capital Incorporated ("Orion"), the Company's largest shareholder. Orion has also guaranteed the loan, and Mr. William Ballard, Orion's beneficial owner and the Chairman of the Company's Executive Committee, has guaranteed the payment of $2,500,000 due on before July 5, 2002. This payment was paid by July 5, 2002, relieving Mr. Ballard of his guarantee. The balance of the loan at June 30, 2002 was $1,749,200.

      Orion has advanced $134,228 to the Company for working capital purposes. The advance is due on demand and interest free

6.    LONG TERM DEBT

      On December 23, 1999, the Company received cash of $l, 500,000 in exchange for a four year Floating Convertible Debenture ("Debenture") convertible into shares of the Company's $.01 par value common stock ("Common Stock") and a separate Common Stock Warrant ("Warrant") for the purchase of 1,500,000 shares of Common Stock. The Debenture is due December 15, 2003 and provides for accrual of interest beginning December 15, 2000 at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent (approximately 7% and 9% at June 30, 2002 and 2001, respectively).

      The Debenture is convertible into the Company's common stock at a conversion price of $.50 during the first year, $1.00 during the second year, $2.00 during the third year and $4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into the Company's Common Stock at the then existing market price minus twenty percent.

      The Warrant gives the holder the right to purchase 1,500,000 shares of the Company's Common Stock at $1.00 per share during the first year, $2.00 per share during the second year and $4.00 thereafter. The Warrant shall become void three years after issuance. In connection with the purchase of the Debenture and Warrant, the Company and the holder entered into an Investor Rights Agreement which provides that on or before June 15, 2000, the holder may purchase additional convertible debentures for up to U.S.$3.5 million and receive additional warrants on substantially the same terms. The holder did not exercise these rights. The Investor Rights Agreement also provides the holder(s) of the Debenture, Warrant and or the shares issued upon conversion or exercise thereof with registration and certain other rights. The effective interest rate of the debenture is 8.5%.

      Because no portion of the price paid by the holder was for the Warrants, the Warrants were assigned a value by the Company and the Debenture was discounted by that amount. The financial statements reflect entries of $346,154 for a discount to the Debenture and paid in capital for the Warrant. This value was assigned as follows. On the date that the Debenture and Warrant were sold to the holder, the Company's stock was trading at $1.60 per share and the Warrant was exercisable at $1.00. Therefore, the Warrant had a value between $0 and $.60 per share. The Company chose to value the Warrant at $.30 per share. The gross amount of the Debenture and Warrant were therefore $1.5 million (Debenture) plus $450,000 (Warrant - $.30 x 1,500,000) for a total of $1.95 million. Of the $1.95 million, the Warrant represents 23.08% ($450,000/$1.95 million). The discount to the Debenture was calculated by multiplying the percentage of the total represented by the Warrant (23.08%) by the total proceeds received from the sale ($1.5 million). The discount to the Debenture was therefore equal to $346,154 and the Debenture was discounted to $1,153,846 ($1.5 million - $346,154).

      On the date the Debenture was issued, the conversion price was $.50 and the market price was $1.60. The conversion feature was valued at the full-adjusted amount of the Debenture, after valuation of the Warrant, of $1,153,846. Because the Debenture was immediately convertible, the full discount was charged to interest expense for the year ended June 30, 2000.

      A group of private investors, in July 1999, advanced approximately $250,000 to Edsoft Platforms (Canada), Inc., one of the Company's subsidiaries, as a shareholder's loan, bearing a 10% interest rate. One half of the loan can be converted into common shares of the Company at $3 per share if the loan is not paid in full at the maturity date of July 27, 2002. Edsoft Platforms (Canada), Inc. ceased operations during the year ended June 30, 2002 and on May 15, 2002, the Company agreed to issue 43,011 shares of common stock in payment of the loan and recorded a $ 236,559 gain on the forgiveness of debt.

      On June 26, 2002, the Company borrowed approximately $3,745,000 in Chinese renminbi from Min Sheng Bank (of China). This line of credit bears interest at 5.58% and is payable in full on June 26, 2007. This line of credit is fully secured by $4,000,000 in restricted US dollar denominated deposits at the Min Sheng Bank.

      Annual maturities of the long-term debt are as follows:

                                        Year Ending
                                           June 30,
                                           -------
                                        2003        $   ---
                                        2004         1,500,000
                                        2005            ---
                                        2006            ---
                                        2007         3,745,000
                                                    ----------
                                                    $5,245,000
                                                    ==========

7.    INCOME TAXES


      For the current year, none of the Company's operating subsidiaries will be included in its federal income tax return as these are all foreign entities and are therefore ineligible for consolidation.

      The Company has accumulated approximately $15,981,000 of operating losses that may be used to offset future federal taxable income. The utilization of the losses expires in years from 2006 to 2022.

      Due to an ownership change in the year ended June 30, 1996, annual utilization of approximately $265,000 of the losses is expected to be limited to an estimated $60,000 by current provisions of Section 382 of the Internal Revenue Code, as amended.

      As the Company is not liable for either current or deferred income taxes for the years ended June 30, 2002, 2001 and 2000, respectively, no provision is shown on the statement of operations. For U.S. tax purposes, the Company has recorded a deferred tax asset of approximately $5,274,000 at June 30, 2002 and $3,698,000 at June 30, 2001 due principally to net operating losses. A valuation allowance of an identical amount has been recorded, as the Company believes that it is more likely than not that the losses will not be utilized. The allowance has the effect of reducing the carrying value of the deferred tax asset to $0. The valuation allowance increased approximately $1,576,000 and $619,500 during the years ended June 30, 2002 and 2001, respectively. The Company's Hong Kong subsidiary had recorded a deferred tax asset of approximately $73,500 at June 30, 2001 that was totally offset by a valuation allowance due to the uncertainty of realization. The tax asset and related valuation allowance of the Company's Hong Kong subsidiary were written off during the year ended June 30, 2002 when all operations ceased and the subsidiary was dissolved.



      TUC has an income tax "holiday" for its first profitable and four subsequent years as computed on a Chinese Tax basis, which is a hybridized cash basis of accounting. This holiday reduces income taxes by 100% for years one and two, and by 50% for years three through five. The Company has not accrued any tax assets, liabilities or expenses due to the tax holiday. Chinese tax law allows the carry-forward of operating losses for up to five years, but no tax assets for prior operating losses has been recorded due to the tax holiday.



      The Company is a U.S. company that operates through a branch office in Canada. As a U.S. company, it is required to file an income tax return and report those branch operations. The income tax returns have generated the above net operating losses.


8.    CONCENTRATION OF CREDIT RISK

      The Company operates through subsidiaries located principally in Beijing and Hong Kong, China and an administrative office in Toronto, Canada. The Company grants credit to its customers in these geographic regions.



      The Company performs certain credit evaluation procedures and does not require collateral. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers, and based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

      For non-related party accounts receivable, the Company established an allowance for doubtful accounts at June 30, 2002 and 2001 of $0 and $200,097, RESPECTIVELY. For related party accounts receivable, an allowance of $607,715 and $163,684 at June 30, 2002 and 2001,
      respectively, has been established (see Notes 11 and 17). The Company believes any credit risk beyond this amount would be negligible.



      At June 30, 2002 and 2001, the Company had approximately $4,923,800 and $1,016,700 of cash in banks over insurance limits, respectively.



      The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.



      For the fiscal year ended June 30, 2002 and 2001, approximately 99% and 93% of sales were generated through the contract (and successors to the contract) contributed to TUC (see Note 2a), respectively. The customers for all sales created by the contributed contract and its successors are the schools governed by the Chinese Ministry of Education. Receivables related to these sales transactions are grouped together with due from related party. For the fiscal year ended June 30, 2000, no customer accounted for more than 10% of total sales.


9.    COMMITMENTS AND CONTINGENCIES

      a) The Company has entered into operating leases for office space, on a month-to-month basis. There are no minimum rental payments on these leases.

           Rent expense for the years ended June 30, 2002, 2001 and 2000 has been charged as follows:
                                                            YEAR ENDED JUNE 30,
                                                            -------------------
                                                  2002          2001       2000
                                                  ----          ----       ----
         General and administrative expense     $ 66,409     $ 94,207   $ 62,671
         Selling expense                         142,860       69,747      6,281
         Cost of sales                            94,858       35,433     33,945
                                               ---------     --------   --------
         Total rent expense                    $ 304,127     $199,387   $102,897
                                               =========     ========   ========

      The Company has contracts with various executives and consultants. The minimum cash compensation due under these contracts is as follows:

                                Year Ending
                                  June 30,
                                    2003               $ 128,400
                                    2004                 128,400
                                    2005                  42,800
                                                       ---------
                                                       $ 299,600
                                                       =========

b) The Company is committed to begin making deferred compensation payments to its related party consultants upon the completion of its next major financing transaction. However, the timing of the payment of the deferred compensation and additional contributions is discretionary and not defined in any agreement. The Company's Board of Directors has not defined a "major financing transaction," and such definition will be wholly within its discretion.

c)         The Company is party to litigation in the normal course of business.
           In management's opinion, the litigation will not materially affect the Company's financial position, results of operation or cash flows.

D) The Company is committed to fund CBERC and the three LBERCs being formed as follows: 1) CBERC - RMB 30 million (approximately $3,624,000) within twelve months after the establishment of CBERC and RMB 20 million (approximately $2,416,000) within eighteen months after the establishment of CBERC; 2) LBERCs - RMB 20 million (approximately $2,416,000) was due on December 31, 2001 and RMB 40 million (approximately $4,832,000) with no definitive due date. The total commitment is RMB 110 million (approximately $13,288,000).

10.        FOREIGN OPERATIONS

      The Company operates principally in China and Canada, and previously operated in Hong Kong. Following is a summary of information by area for the years ended June 30, 2002 and 2001. For the year ended June 30, 2000, the Company had minimal sales and incurred principally administrative expenses.

    Net sales to Unaffiliated Customers:          2002        2001
                                                (In $000)   (In $000)
                                                ---------   ---------
    China                                       $ 14,255    $  5,347
    Canada                                         -0-          -0-
    Hong Kong                                      -0-           219
                                                --------    --------
                                                $ 14,255    $  5,566
                                                --------    --------
Income (loss) from operations:
    China                                       $  3,842    $  1,356
    Canada                                                      -0-
    Hong Kong                                      -0-          (108)
Other income                                       2,046         865
General corporate expenses                        (4,310)     (2,406)
                                                --------    --------
Net income (loss) as reported
  in the accompanying statements                $  1,578    $   (293)
                                                --------    --------

Identifiable assets:
    China                                       $ 26,495    $  7,508
    Hong Kong                                          0          27
General corporate assets                           1,239       1,298
                                                --------    --------
Total assets as reported
  in the accompanying balance sheet             $ 27,734    $  8,833
                                                --------    --------

      There were no inter-area sales in fiscal 2002 and 2001. Identifiable assets are those that are identifiable with operations in each geographical area. General corporate assets consist primarily of cash, cash equivalents, fixed assets, and prepayments. Sales are attributed to areas based on location of customers.

11.        RELATED PARTY TRANSACTIONS


      Due to the downsizing of the staff of TUC in prior years, the operations of the joint venture during the years ended June 30, 2002 and 2001 were carried out by the minority Chinese partner. At June 30, 2002 and 2001, TUC has a balance due from the minority Chinese partner of approximately $14,283,443 and $6,462,900, respectively. These amounts are net of an allowance for doubtful accounts of $607,715 and $163,684 at June 30, 2002 and 2001, respectively (see Notes 8and 17). The minority interest allocated to the minority partner of $2,424,092 and $0 at June 30, 2002 and 2001, respectively, also offsets this receivable.

      During fiscal 2002, 2001 and 2000, respectively, the Company incurred consulting and related expenses of approximately $857,000, $800,000 and $1,493,000 from officers and directors of the Company or its subsidiaries or companies controlled by these officers and directors. No payments have been made for the amounts incurred for the year ended June 30, 2000. $356,192 and $375,504 were paid for the years ended June 30, 2002 and 2001, respectively.

      Of the total expenses incurred, approximately $250,000 in 2002, $84,700 in 2001 and $182,800 in 2000 represent the value of common shares issued for services to Officers, shareholders or companies controlled by shareholders. The Officers entered into agreements with the Company in the year ended June 30, 1997 that entitled them to receive 500,000 and 100,000 shares, respectively, at the date the agreements were signed. Deferred compensation of $731,250 was recorded in the year ended June 30, 1997, and was amortized over the three year term of each agreement.


      In October 1999, the Company and Comadex Industries, Ltd. entered into a consulting agreement for the employment of Pak Cheung as the Company's Chairman and CEO. Pursuant to that agreement Comadex received 3,000,000 common shares for past services rendered, resulting in a charge to related party consultants expense of $750,000. Comadex shall receive an incentive of 1% of the capital raised in excess of $3,000,000 by Mr. Cheung for the Company or any Company subsidiary that is 50% or more owned by the Company.


      On September 9, 1999 a Company director loaned $100,000 to the Company. The loan bore interest at 6% per annum and was due in twelve months. The loan was convertible at the option of the Company director at the rate of $.35 per share, or into an aggregate of 285,714 shares of the Company's common stock. Another Director of the Company guaranteed the loan. At the date of the loan, the Company's common stock was trading at $.25 per share; therefore the loan did not contain a beneficial conversion feature. This loan was converted to 285,714 shares in October 2000.

12.        EQUITY LINE


      On October 25, 2000, the Company entered into an investment agreement with Swartz Private Equity L.L.C. ("Swartz") (the "Investment Agreement"). The Investment Agreement entitles the Company to issue and sell up to $30 million of the Company's common stock to Swartz subject to a formula based on the stock price and trading volume, from time to time over a three year period, following the effective date of a registration statement on Form S-1. The Securities and Exchange Commission declared the Company's registration statement on Form S-1 effective during the quarter ended December 31, 2000. The investment Agreement defines each issuance and sale as a "Put."

      Under the Investment Agreement, Swartz will pay the Company a percentage of the market price for each share of common stock during the 20 business days immediately following the date the Company elects to sell stock to Swartz in a Put. For each share of common stock, Swartz will pay the Company the lesser of:

                          - the "market price" for each share, minus $.075; or - 92% of the "market price" for each share.

      The "market price" is the lowest bid price during the 20-day period preceding a Put.

      Each time the Company sells shares of its common stock to Swartz, it will also issue five year warrants to Swartz to purchase its common stock in an amount corresponding to 10% of the number of shares in the Put. Each warrant will be exercisable at 110% of the market price for the applicable Put.

      As consideration for making its financing commitment to the Company, Swartz was issued a warrant to purchase 1,200,000 shares of the Company's common stock exercisable at prices determined by a formula until October 25, 2005. The warrant was valued using the Black-Scholes option valuation model. The charge to operations for the years ended June 30, 2002 and 2001 was approximately $186,200 and $93,100, respectively.

      On August 28, 2001, the Company notified Swartz that the agreements and warrants issued to Swartz are void and unenforceable. On September 12, 2001, the Company was served a complaint filed by Swartz in state court in Fulton County, Georgia. In October 2001, the Company made a motion to dismiss the suit which is still pending . At that time the Company reversed the unamortized portion of prepaid expense of approximately $418,900 against paid-in capital (See Notes 9c and 18).

13. STOCK OPTIONS AND WARRANTS

      The Company has established two stock option plans for its employees, consultants and directors totaling 5,000,000 common shares. The maximum number of shares granted to any individual under the plans is 300,000. For the year ended June 30, 2000, certain employees exercised their options to purchase a total of 330,000 shares for $71,940. The shares were purchased by issuing promissory notes to the Company. The notes mature in five years. The notes are interest free in the first year and have an interest rate of 3% per annum for each subsequent year that the notes are outstanding. Partial or full repayment may be due prior to maturity if the employee sells part or all of the shares purchased. The repayment is equal to the ratio of the shares sold over the total shares purchased.

      On August 1, 1999 the Company entered into a one-year contract with a marketing consultant. As part of its fee, the consultant received three warrants from the Company, each representing 50,000 shares of the Company's common stock. Each of the warrants is exercisable for five years at the following dates and prices: a) warrant 1 - August 1, 1999 at $.75 per share; b) warrant 2 - February 1, 2000 at $1.50 per share and c) warrant 3 - August 1, 2000 at $3.00 per share.

      The following table summarizes information concerning currently outstanding and exercisable stock options and warrants:



                                                                                   Weighted
                                                                 Exercise           Average
             Contractual        Outstanding                        Price          Contractual
                 Life               at                              at                Life
                (Year)         June 30, 2002         %         June 30, 2002         (Year)

 Options           10           1,760,000          10.84%           0.218             1.08
 Options            5              75,000           0.46%           0.250             0.02
 Options            5             165,542           1.02%           0.285             0.05
 Options            5             216,817           1.34%           0.670             0.07
 Options           10             114,196           0.70%           0.191             0.07
 Warrants           3           1,500,000           9.24%           4.000             0.28
 Warrants           5              50,000           0.31%           0.750             0.02
 Warrants           5              50,000           0.31%           1.500             0.02
 Warrants           5              50,000           0.31%           3.000             0.02
 Warrants           5              46,800           0.29%           0.220             0.01
 Warrants           5           1,100,000           6.77%           0.285             0.34
 Options            5             120,000           0.74%           1.350             0.04
 Warrants           1             966,667           5.95%           1.200             0.06
 Warrants           1           9,823,996          60.50%           0.750             0.60
 Options            5              49,027           0.30%           0.760             0.02
 Warrants           1              75,000           0.46%           1.000             0.00
 Warrants           1              75,000           0.46%           1.500             0.00

                             ------------                                      -----------
Total                          16,238,045                                             2.70
                             ============                                      ===========





      On September 15 and December 21, 2000, the Company granted non-transferable options to its legal counsel to purchase 150,000 and 100,000 shares, respectively, of common stock at the market price of the stock at the dates of the grant. The options are valued using the Black-Scholes option pricing model and resulted in a charge to operations of approximately $152,500.



      The agreements covering these options contain anti-dilution provisions to adjust the number of options and the exercise prices for various changes, as defined in the agreements, of the common shares of the Company.



      Had the Company elected to recognize compensation expense for all options granted to employees using the fair value method prescribed by SFAS 123, the Company's net loss and net loss per share would be the pro forma amounts indicated below]:

                                                      Year Ended June 30,
                                           -------------------------------------
                                                2002         2001      2000
                                           -----------  ----------- ------------
           Net Income (Loss) as Reported   $ 1,578,108  $ (293,169) $(4,701,285)
           Pro Forma Net Loss                   --            --         --
           Loss Per Share as Reported           --            --         --
           Pro Forma Loss Per Share             --            --         --

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.


14. FAIR VALUE OF FINANCIAL INSTRUMENTS

      SFAS No. 107, "Disclosures about Fair Values of Financial Instruments", requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

      For certain financial instruments, including cash and cash equivalents, trade receivables and payable, and short-term debt, it was assumed that the carrying amount approximated fair value because of the near term maturities of such obligations. The fair values of long-term debt and long-term notes receivable were determined based on current rates at which the Company could borrow or advance funds with similar remaining maturities, which amount approximates its carrying value.

15. STATEMENTS OF CASH FLOWS SUPPLEMENTAL DISCLOSURES

      On May 15, 2002, the Company agreed to issue 43,011 shares of its common stock to a non-U.S. investor for the forgiveness of indebtedness in connection with the winding down of the business Edsoft Platforms (Canada), Inc. (see Note 6).

      On May 22, 2002, the Company entered into an agreement with a former consultant pursuant to which 250,000 shares of common stock were issued in settlement of, among other things, consulting services.

      For the years ended June 30, 2002, 2001 and 2000, the Company issued shares of common stock or common stock equivalents in lieu of cash payments for services rendered. The value of such services was $331,115, $925,887 and $765,000 respectively. The Company also issued 330,000 shares of common stock to employees exercising their stock options. The total price of the shares was $71,940 and was paid by the employees via promissory notes given to the Company.

      For the year ended June 30, 2001, the Company issued 285,714 shares of common stock through the conversion of a $100,000 loan from a Director. During that same year, the Company received $3,107,000 in loan proceeds. The loans with accrued interest, totaling $3,168,259, were converted to 10,537,529 shares of common stock during the year.

                                                  JUNE 30,
                                                  --------
                                    2002              2001          2000
                                    ----              ----          ----
      Interest Paid              $150,654           $158,824         ---
      Income Tax Paid               ---               ---            ---


16. AUTHORITATIVE PRONOUNCEMENTS

      In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). This statement is effective for fiscal years beginning after December 15, 2001. This supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and Assets to Be Disposed Of," while retaining many of the requirements of such statement. Implementation of this pronouncement did not have a material effect on the financial statements of the Company. The Company has adopted this statement for the current year (see note 2d).

      In June 2002, the FASB issued SFAS No. 146, "Accounting for the Cost Associated with Exit or Disposal Activities," which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting standards, and the Company will adopt it for the fiscal year ending June 30, 2003. The statement requires that the liability associated with exit or disposal costs be recognized when the liability is incurred, rather than at the date of commitment to an exit plan, as required by the previous standards. Under SFAS No. 146, the liability is initially recorded at fair value. Currently the Company does not believe that SFAS NO. 146 will have a material impact on its financial position or results of operations.



17. ALLOWANCE FOR BAD DEBTS

             For the Year
            Ended June 30,     Balance-     Charged to
                              Beginning      Expense       Charged to                     Balance-
                                                           Other Accts.    Deductions      Ending

                 2002         $200,097      $  ---          $   ---         $200,097       $   ---
                 2001         $200,097      $  ---          $   ---         $   ---
                 2000         $209,081      $  (8,984)      $   ---         $   ---        $200,097
       ALSO SEE NOTES 7 AND 12.

18. SUBSEQUENT EVENTS

      On September 30, 2002, the Company's motion to dismiss Swartz's complaint was denied (see Note 12). Counsel has advised the Company that the dismissal may validate the warrant held by Swartz; however, there is no determination at this point as to the likelihood of Swartz prevailing on the balance of its complaint. Due to the dismissal, the Company reinstated the unamortized portion of the prepaid expense that had been reversed against paid-in capital and amortized this as if the prepaid expense were outstanding for the entire year.

19. EQUITY INVESTMENT

      The Company owns approximately 32% of the common shares of Iconix International, Inc. ("Iconix") and accounts for this investment on an equity basis. The Company wrote-off this investment in December of 2001. The following is summarized financial information of Iconix as of June 30, 2001 and 2000 and for each of the fiscal years then ended.

                                                        2001            2000
                                                        ----            ----
      Current assets                                   $ 44,790      $ 70,000
      Non current assets                                353,274       206,473
      Current liabilities                                26,692       221,656
      Non current liabilities                           353,274            --
      Net sales                                         147,939       613,082
      Gross profit                                      148,527       262,087
      Income (loss) from continuing operations         (664,210)     (602,845)
      Net Income (loss)                               1,264,086      (602,845)

20. OTHER INCOME

      Edsoft Platforms (Canada), Inc. ceased operations during the year ended June 30, 2002 and on May 15, 2002, the Company reached a settlement with certain creditors of Edsoft Platforms (Canada), Inc. and recorded a $236,559 gain on the forgiveness of debt (See Note 6).

      Other Income also included VAT tax credits of $1,752,309 and $314,718 for the years ended June 30, 2002 and 2001, respectively. For the year ended June 30, 2001, the Company settled a lawsuit with a landlord, resulting in the reduction of a liability of $527,603.

21. QUARTERLY FINANCIAL DATA (UNAUDITED)

      The following table presents certain unaudited results of operations data for the interim quarterly periods during the years ended June 30, 2002 and 2001. The Company believes that all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations in accordance with generally accepted accounting principles, have been made. The results of operations for any interim period are not necessarily indicative of the operating results for a full year or any future period.

              ------------------------------------------------------------------------ ------------------------------------------
                                        2002                                                  2001
              ------------------------------------------------------------------------ ------------------------------------------
                    SEPT. 30,    DEC. 31,     MARCH 31,     JUNE 30,       SEPT. 30,        DEC. 31,      MARCH 31,    JUNE 30,
----------------- ------------ ------------ ------------- -------------- -------------- -------------- ------------ -------------
Revenues           $3,241,315   $4,061,008    $2,993,603     $3,959,491    $1,143,446       $359,379   $1,450,879     $2,612,335
----------------- ------------ ------------ ------------- -------------- -------------- -------------- ------------ -------------
Gross Profit       $2,059,682   $2,379,319    $2,169,126     $2,605,005    $  107,479        $46,291     $818,748     $1,437,678
----------------- ------------ ------------ ------------- -------------- -------------- -------------- ------------ -------------
Gross Profit              64%          59%           72%            66%             9%            13%          56%           55%
Margin
----------------- ------------ ------------ ------------- -------------- -------------- -------------- ------------ -------------
Operating            $576,982     $147,465      $379,632     $1,365,729    $(542,262)   $ (1,496,927)   $(143,496)    $  887,078
Income (Loss)
----------------- ------------ ------------ ------------- -------------- -------------- -------------- ------------ -------------
Net Income           $864,112    $ (7,237)       $50,554       $670,679     $(597,835)   $(1,566,746)   $(238,776)    $2,110,188
(Loss)
----------------- ------------ ------------ ------------- -------------- -------------- -------------- ------------ -------------
Earnings per
Share
----------------- ------------ ------------ ------------- -------------- -------------- -------------- ------------ -------------
-Basic                 $0.02         $0.00        $0.00          $0.01          $(.03)         $(.07)       $(.01)        $0.08
----------------- ------------ ------------ ------------- -------------- -------------- -------------- ------------ -------------
-Diluted               $0.02         $0.00        $0.00          $0.01          $(.03)         $(.07)       $(.01)        $0.08
----------------- ------------ ------------ ------------- -------------- -------------- -------------- ------------ -------------
